UNITED STATES
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Target Corporation
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The following letter was received by Gregg Steinhafel, Chairman and Chief Executive Officer of Target Corporation, on May 18, 2009.

Richard S. Sokolov
President and Chief Operating Officer

May 18, 2009

Mr. Gregg Steinhafel

Chairman & Chief Executive Officer

Target Corporation

1000 Nicollet Mall

Minneapolis, MN  55403

Dear Mr. Steinhafel,

As the largest REIT in North America, Simon, through our focus on retail real estate, has a significant relationship with most national retailers. We work with them on a constant basis to effectively implement their real estate programs and strategies. We have been following the ongoing discussions between Target and Pershing Square. We believe your approach to your real estate portfolio is the correct one.

Our understanding of Pershing’s proposal is that the land underlying all of Target’s 225,472,000 square feet of real estate, comprising 1,698 stores would be transferred into a new independently controlled and managed company initially owned by Target. Target would receive no contractual consideration for this transfer and it has been proposed that 19.9% of that entity would be offered in an IPO with the net proceeds going to Target. Target would agree to pay this new entity $1.4B of rent on an annual basis. That rent would increase annually at the rate of inflation for every year of a 75-year lease.  Target would also continue to have responsibility for all of the repair, maintenance, real estate taxes, and other expenses associated with this real estate.

Given Target’s A2 and A+ ratings, access to capital from the unsecured markets is not an issue.  The transfer of all of these unsecured assets to a new entity with the accompanying incremental expense on Target’s books of $1.4B of rent would, at the very least, trigger significant reviews for possible downgrades by the rating agencies.  In all probability, such a transfer would lead to a downgrade by the rating agencies, which would decrease Target’s flexibility in funding its business through financing in the unsecured markets.  Any downgrade would also serve to increase Target’s borrowing costs.

As all of this real estate is unencumbered, it also provides additional financial flexibility as it could be used to raise significant cash in the secured debt market should that market prove more advantageous than the unsecured market.

The key to any retail business is the location, configuration, size, and presentation of its retail stores.  They are obviously the ultimate contact point between a retailer and its customers.

Mr. Gregg Steinhafel	May 18, 2009

Transferring all of this real estate would constrain Target’s future ability to benefit from the value that could be created in this real estate and its flexibility to make the necessary renovations, expansions, and enhancements that are part of the ongoing evolution of the stores of any retailer.  Most of the retailers we deal with would be very pleased to own all of their real estate and have the financial strength and flexibility that Target has today.

In reading various commentaries on these discussions, we have noted that a justification for this transaction would be the potential value creation to Target’s shareholders due to the market position of the new REIT and the $1.4B of cash flow that it would have.  Implicit in this analysis is that, somehow, the stream of income in the REIT would be valued by the market at a higher multiple than that stream of income would be valued had it remained within Target.  Events of the last nine months have demonstrated that there are no assurances that a stream of income in a REIT format will be ascribed a higher multiple by the market than those dollars would be ascribed if they were maintained within Target.

We believe that Target would be better served maintaining its ownership of the real estate within its structure.  The potential and theoretical benefit of a higher multiple being ascribed to the rent being paid to a new REIT is more than offset by the decreased financial stability, decreased flexibility in accessing both the public and private markets for future financing needs, and the decreased ability of Target to appropriately deal with and control its real estate.

We appreciate and enjoy our strong relationship with you and hope and anticipate that your shareholders will validate the strategies that Target has in place.

Sincerely yours,

Richard S. Sokolov

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